UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

February 23, 2004

ASCENDANT SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-27945 (Commission File Number)	75-2900905 (IRS Employer Identification No.)

16250 Dallas Parkway, Suite 102, Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

(972) 250-0945

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

On November 13, 2003, Ascendant Solutions, Inc. (the “Company”) and Park Pharmacy Corporation Inc., a Colorado corporation (“Seller”), jointly filed a First Amended Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code Proposed by the Seller and the Company (“Joint Plan”) and an Amended Disclosure Statement in Support of First Amended Plan of Reorganization of the Seller under Chapter 11 of the U.S. Bankruptcy Code Proposed by the Seller and the Company (the “Disclosure Statement”).

The Company, through its wholly-owned subsidiary Dougherty’s Holdings, Inc. (“DHI”), proposes to acquire substantially all of the assets (“Assets”) of Seller pursuant to the Joint Plan and the Asset Purchase Agreement (the “Agreement”) entered into December 9, 2003 between Seller and DHI. The Seller has been operating as a debtor in possession since December 2, 2002. The Assets being purchased include all of the cash and certain other assets of the Seller and all equity interests of the following entities (each wholly-owned by Seller): (i) Dougherty’s Pharmacy, Inc., (ii) Park Operating GP, LLC, (iii) Park LP Holdings, Inc., (iv) Park-Medicine Man GP LLC (v) Park Infusion Services, L.P., and (vi) Park-Medicine Man, L.P.

The Disclosure Statement was approved by the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (“Bankruptcy Court”), on December 11, 2003. On December 11th, the Bankruptcy Court also approved a Joint Motion: (A) for Approval of Bid Procedures in the Event of Competing Bids, (B) Payment of Termination Fee and (C) Approval of Deposit Agreement (“Joint Bid Procedures Motion”) which was jointly filed by the Company and Seller on November 13, 2003. The Disclosure Statement (as amended and filed on December 22, 2003), the Joint Plan (as amended and filed on December 22, 2003) and ballots for creditors entitled to vote for the Joint Plan were mailed on December 23, 2003.

In connection with the procedure approved in the Joint Bid Procedures Motion, one other party attempted to submit a bid for the Assets of Seller. However, at a hearing which concluded on February 19, 2004, the Bankruptcy Court found that the bid submitted by the third party was not a qualified bid in compliance with the procedures and protocol established in the Joint Bid Procedures Motion. With respect to confirmation of the Joint Plan, certain objections were filed to the Joint Plan, however, all objections were either withdrawn, overruled or negotiated and the Joint Plan was confirmed at a hearing which occurred on February 23, 2004. The Joint Plan incorporates and approves the purchase of the Assets by the Company pursuant to the Agreement.

The proposed acquisition is anticipated to be completed by March 31, 2004. There can be no assurances that the acquisition will close nor that the Company will be able to integrate and execute the Seller’s business successfully.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENDANT SOLUTIONS, INC.

Dated: February 24, 2004	By:	/s/ DAVID E. BOWE

David E. Bowe
Chief Executive Officer, President and
Chief Financial Officer

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